Exhibit 23.1

CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-3 of Chordiant Software, Inc. of our report dated February 20, 2001, relating to the financial statements of Prime Response, Inc., which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP

Boston, Massachusetts

September 20, 2002